EXHIBIT 11.1

DOING THE RIGHT THING, THE RIGHT WAY. RESPECT, INTEGRITY AND TRANSPARENCY ARE IN THE COSAN GROUP’S DNA. It is everyone’s responsibility to be aware of the policies and procedures that we will explain here. This document must serve as an ongoing reference to guide individual and collective actions and decisions, as well as relations with colleagues and Third Parties. Reading and following the Code of Conduct is mandatory and must be formalized through the Instrument of Acceptance. Moreover, it is an excellent opportunity to learn more about our guidelines. Information in this document is designed to prepare our team for situations that could happen in their daily work routine. But that’s not all. Training sessions on the Code of Conduct, Integrity Program and our policies are part of this commitment to guide behavior in the right direction. We’re counting on you! You too are responsible for disseminating this Code of Conduct and for driving the culture of ethics and integrity.

CONTENTS 18 Examples of forbidden conduct 32 What we must not do 38 The ethics channel is for everyone 10 The ESG pillars guide our actions 22 Corporate integrity and ethics 31 Tips on good practices 40 Approval Authorities Closing Message 14 Diversity, Equity & Inclusion 28 Related parties and conflict of interests 34 How to guide actions and decisions For whom is the code of conduct? 04 Click on the page number to learn more

Code of Conduct FOR WHOM

THE CODE OF CONDUCT APPLIES TO ALL EMPLOYEES AND THIRD PARTIES. We call them “Our People”: Employees: every person who has an employment relationship with Cosan and management. Third parties: clients, business partners, intermediaries, attorneys in fact, contractors, subcontractors, suppliers of goods and services and any person acting on behalf of Cosan Group. Cosan’s Code of Conduct 5

Dear team, Doing the right thing the right way means establishing sustainable and long-term relations with our companies and all other stakeholders, always with ethics, transparency, respect and commitment to the law. This is our way of working and leaving a positive impact on everything we do. Our Code of Conduct, which is also signed by Cosan’s subsidiaries Compass, Comgás, Moove and Rumo, introduces a series of guidelines and rules that must guide how each employee interacts with clients, shareholders, suppliers and business partners, serving as a compass to guide dayto-day decisions and a commitment that each of us undertakes when joining Cosan. Therefore, everyone must be familiar with LETTER FROM THE CEO the principles of this code and maintain integrity, one of the behaviors that sustains our entrepreneurial culture, as part of all our activities and relationships. Warm regards, Nelson Gomes CEO of Cosan 6 Cosan’s Code of Conduct

SUSTAINABILITY The right way to do business: working for the sustainable development of Brazil

We are the Cosan Group, a holding company committed to the sustainable development of Brazil and which increasingly invests in irreplicable assets, operating in sectors where Brazil enjoys a clear competitive and comparative advantage. The right way requires respect for the people of the Cosan Group and local communities, as well as the commitment to promoting ethical values across our value chain. Even in challenging times, we embrace the plurality of people and visions that are capable of driving our business, bringing excellence in management and positively impacting the community and our growth.

ESG pillars guide our actions Our ESG pillars are also part of the Cosan Group’s DNA and reflect our way of doing business. Therefore, environmental, social and governance issues guide our positioning and conduct. We now invite you to learn more about these issues that are essential for the company.

E Environmental: involves all types of action that monitor and reduce environmental damages, such as waste management, use of renewable energy sources and corporate positioning on climate change, among others. In each one of our businesses and actions described in this Code, we take into account the preservation of the environment and natural resources. S Social: actions focusing on the well-being of Employees and community. The social pillar is guided mainly by aspects related to Diversity, Equity & Inclusion, respect for human and labor rights, as well as actions promoting social justice and equity. G Governance: focus on governance is an essential dimension for the responsible maintenance of all our processes, ensuring the adoption of best management practices and integrity in our relations. In this Code of Conduct, we will explain our guidelines that reflect this management model focused on ethics, transparency and integrity.

Our actions are guided by social and environmental responsibility, i.e. are focused on meeting current demands while preserving the resources for future generations. We believe that protecting natural resources contributes to our vision of the durability of our business and creation of value for a sustainable future. This commitment includes recognizing and monitoring our negative social and environmental impacts and continuously working to mitigate them. SOCIAL AND ENVIRONMENTAL RESPONSIBILITY A business can only prosper in an environment free of any type of discrimination, prejudice, violence and moral or sexual harassment. At the Cosan Group, we value the respect for individuality, dignity, privacy and freedom of Our People. RESPECT FOR PEOPLE We are committed to staying vigilant and providing equal opportunities to all Our People. We do not tolerate racism, sexism, homophobia, transphobia, ableism and ageism. At the Cosan Group, we have established preventive practices and procedures for responding to emergencies, in order to ensure the safety of our operations and integrity of Our People, given that some of our businesses have the potential for serious accidents. We encourage honesty (as opposed to omission) in reporting any accident or situation that represents any risk to individual or collective safety, based on which, improvements must be made. We perform our activities in compliance with the applicable labor and occupational safety laws. We ensure a healthy and inspiring environment that values the emotional and psychological health of our Employees. PHYSICAL AND PSYCHOLOGICAL SAFETY AND WELL-BEING Read more about sustainability 12 Cosan’s Code of Conduct

All the activities and relations of the Company are based on respect for human rights. At the Cosan Group, we follow rules of behavior that are valid for our Employees, and hold mandatory training programs that comprehensively address the subject. We are committed to respecting human rights in accordance with best practices and international standards, such as the Universal Declaration of Human Rights, the United Nations Guiding Principles on Business and Human Rights and the UN Global Compact. HUMAN RIGHTS We respect the rights of each individual and do not tolerate any discrimination based on differences related to culture, origin, physical and mental abilities, ideas, race, ethnicity, religion, sexual orientation, economic class, gender or educational background. We comply with labor laws across our value chain and do not tolerate any form of undignified, forced, child or slave labor. Cosan’s Code of Conduct 13

Diversity, Equity & Inclusion It means valuing the plurality existing in each person around us and creating environments that are free from discrimination and provide equal opportunities to all. Each of our businesses builds its journey of Diversity, Equity & Inclusion according to its level of maturity on the subject. However, one aspect applies to all: Diversity is an asset, it is part of our business model and is capable of adding value to our team. We believe that working for a more plural and diverse environment is the key to transforming the future. The Cosan Group strives to provide a safe and supportive workplace that values plurality and ensures equal career opportunities for everyone. We constantly improve our capacity to attract, develop and take care of our purpose and reinforcing the importance of diversified teams. talent, while connecting people to our purpose and reinforcing the importance of diversified teams.

For the Cosan Group, diversity is not just a word used loosely in discourse. It must be a day-to-day practice.

We strive to reflect in our workforce the diversity of our nation. We believe in discussing diversity topics and offering more jobs to minoritized groups as concrete ways of combating all types of discrimination. At the Cosan Group, you have the right to work in an environment that is free from any type of harassment or violence. COMBAT ANY TYPE OF HARASSMENT OR DISCRIMINATION Any type of threat or verbal or physical misconduct is unacceptable. Failure to comply with these rules may lead to severe disciplinary actions, including termination and involvement of police authorities, as well as criminal proceedings, if necessary.

All Our People can access the Ethics Channel to report any improper or discriminatory conduct. Remember: these reports are received by an independent company, which ensures that the identity of people who report a violation remains confidential. Also, we do not tolerate any kind of retaliation. In other words, harassing or punishing a whistleblower is also a violation of this Code. Did you witness any conduct that violates these provisions? Report it! Access the Ethics Channel Cosan’s Code of Conduct 17

Examples of forbidden conduct

Discriminatory acts. Verbal or non-verbal harassment, including offensive or undesired comments. Moral harassment, which includes causing embarrassment and any type of attack to a person’s dignity. Sexual harassment, which includes undesired physical contact, including, but not limited to, touching, tickling, squeezing, fondling, brushing against someone, hugging, kissing and having forced intercourse or actual sexual assault. Cosan’s Code of Conduct 19

Indivi duality Attention while using social media and in public communication Personal use of social media is permitted, provided it respects the principles of ethics and freedom of expression. Note that the responsible use of social media cannot violate the laws in force or cause damage to the Company and Third Parties. We repudiate any abuse or illegal activities in the use of social media, as well as political activism on the premises of Cosan Group companies or using their assets. Note that racism, homophobia and other attacks on minoritized groups are not merely personal opinions but are punishable crimes. Our People are prohibited from disclosing Company information to authorities, the media or government bodies or giving interviews on behalf of the Company without prior consent from leaders on the matter and support from the Corporate Communication area. We recommend abundant caution while sending electronic messages. Don’t forget that your words can be taken out of context and forwarded to others. Keeping this mind, make sure your communications are ethical and responsible and know how to distinguish opinions from facts.

Alcohol and drugs While acting as a representative of the Cosan Group, no activity can be performed under the effect of alcoholic beverages or illegal drugs, as these are extremely harmful to health, safety and productivity. Carrying drugs or other illegal substances within the premises of the company is prohibited. If you need help with specialized treatment, Cosan Group’s People area is at your disposal to provide assistance in the best possible manner.

Corporate integrity and ethics Policies to ensure INTEGRITY AND TRANSPARENCY

We strive to run our business with integrity, based on ethical, transparent, honest and legitimate conduct. Our policies apply to Our People and must guide their ethical conduct in order to build a dignified and decent workplace that complies with Brazilian laws and international agreements applicable to each business. Our policies are available to the public on our corporate website. Access our policies

It establishes the guidelines that must be followed by Our People to comply with Brazilian and international anticorruption laws, including the Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act. As such, Our People are prohibited from offering to any Public or Private Agent any undue advantage, monetary or otherwise, or resorting to influence peddling to influence decisions that affect the business of the Cosan Group. The Cosan Group adopts measures to prevent any type of bribery and continuously monitors its system to prevent, detect and respond to such misconduct. ANTICORRUPTION POLICY The Antitrust Policy aims to prevent any type of monopoly or action that hinders free competition and applies to all Our People. We are guided by free enterprise, free competition, social function of property, consumer protection and abuse of economic power, preservation of free market economy for common good. ANTITRUST POLICY As such, Our People may, under no circumstance, make any arrangements, agreements or plans with any competitor to manipulate or adjust prices, divide markets or clients, restrict offers, rig bids or take any other action that could constitute antitrust behavior. Donations and sponsorships must strictly follow our Policy on Donations and Sponsorships. The following donations and sponsorships can be made only to reputable and upright entities and institutions: DONATIONS AND SPONSORSHIPS • With the purpose of disclosing the Company’s name and brand. • Projects focused on the fields of activity and interests of the Cosan Group. • Cultural and/or sports projects. On the other hand, political donations and contributions (in cash or use of facilities, equipment, assets or services) on behalf of the Cosan Group are prohibited. 24 Cosan’s Code of Conduct

• Business decisions. • Action, inaction or decision of a public body or agent. • Business decision in violation of the laws in force or incompatible with the interests or internal policies of the Cosan Group. GIFTS, PRESENTS AND HOSPITALITY We value good practices to receive or offer gifts, presents and hospitality, in compliance with all guidelines of the Cosan Group. Although gifts and hospitality are prima facie non-committal, they could create a feeling of reciprocity and affect decisions. That’s why, complying with our policy on this subject is of paramount importance. The goal is to safeguard the Cosan Group’s reputation and comply with applicable laws and principles of this Code and internal policies. Thus, any exchange or offer of presents, gifts or hospitality must be transparent so as to not create any real or apparent conflict of interests or improperly influence a commercial decision. Remember to follow the reporting procedures specified in the policy. GOOD PRACTICES TO RECEIVE OR OFFER GIFTS, PRESENTS AND HOSPITALITY: We recommend avoiding: exchanging gifts and hospitality with public agents, politically exposed persons or related parties, following the guidelines of the policy. The following can be accepted/ offered: gifts with the giver’s brand logo (e.g. pens, notebooks, calendars, keychains). Likewise, these cannot be offered or promised with the purpose of influencing directly or indirectly: Cosan’s Code of Conduct 25

DATA PROTECTION AND CONFIDENTIAL INFORMATION TRAINING AND QUALIFICATION We periodically develop Our People on diverse areas of professional knowledge, with training journeys and programs on integrity, human rights and diversity. Moreover, every two years we conduct mandatory re-certification on this Code of Conduct for retention of our main policies. Our ideas, projects, know-how, trade secrets, copyrights and confidential information related to the business are a valuable asset for the Company. Therefore, we undertake to keep them confidential and protect them from loss, theft or any other misuse, in accordance with the Policy on Trading of Securities and Disclosure of Material Information. 26 Cosan’s Code of Conduct

ACCOUNTING, TAX AND FINANCIAL RECORDS comply with accounting principles and internal control systems. Distortion or direct or indirect manipulation of accounting, financial and tax data for the purpose of concealing, disguising or altering the financial position and results of the Company, which must be real, complete and accurate, is prohibited and considered illegal. We at the Cosan Group comply with Brazilian and international rules and standards on accounting, financial controls and internal and tax reporting. As such, the accounting, financial and tax books, records and accounts of the Company must accurately reflect the operations and events that happeneCosan’s Code of Conduct 27 d and

Related parties and conflict of interests

Conflict of interests arises when personal relations or private financial interests interfere with one’s ability to make decisions or carry out their work objectively. When there is a possibility of an Employee’s private interest interfering directly or indirectly with the Company’s interests, the Employee must declare said conflict of interests. This is key to maintain ethical, transparent, impartial and strictly professional relations with Third Parties. We repudiate actions or behaviors that could damage our reputation and credibility. All related-party transactions must be documented and approved by the competent Committee of each business. Did you witness a potential conflict of interests or a situation that caused said impression? Report the situation to the Legal Compliance department or your direct leader.

RELATIONSHIP WITH THE GOVERNMENT We allow the use of equipment, vehicles, supplies and electronic resources of the Company (including hardware, software, cell phones, smart phones, email, chat and respective data, including instant messaging apps and voice messages for smart phones) while conducting business and performing our activities in compliance with our guidelines and policies. The Company’s assets are monitored and audited periodically, irrespective of any authorization. USE AND PROTECTION OF ASSETS The Company strictly prohibits the use of its electronic resources for disseminating content that could, in any way, violate our guidelines and applicable laws. The Cosan Group is committed to observing Brazilian and international laws and standards on personal data privacy and protection, including Brazil’s General Data Protection Law (LGPD). We follow the policy that implements and guides good practices and ensures proper treatment of Our People’s personal data. DATA PROTECTION AND PRIVACY INFORMATION SECURITY Our People are duty-bound to place information security first while exploring the full potential of the Internet during their work at office or remotely. The Guardian Program brings guidelines to educate and train Our People on using Information Security resources in a safe, responsible, professional, ethical and legal manner Our relationship with Government Bodies and agents or Third Parties related to them is based on transparency, ethics and morality. Acts of corruption, directly or indirectly, and/or bribery are unacceptable. As such, we do not offer money or other benefit, not even through third parties, to any government authority to influence their decisions, obtain/retain business or guarantee any undue advantage, in accordance with our policies. 30 Cosan’s Code of Conduct

Tips on good practices: You are the key to our security! Gaurdian Protect accounts and passwords. • Think twice before clicking on any link. • Know your network of contacts. • Protect your devices. • Share data with responsibility. Cosan’s Code of Conduct 31

WHAT WE MUST NOT DO A few examples of forbidden conduct: • Give, offer, promise or authorize undue advantage to be offered to public and private agents or third parties related to them directly or indirectly, by another person or company acting on behalf of the Cosan Group. • Fund, sponsor or in any way back the commission of illegal acts envisaged in law. • Hinder investigation or inspection by government bodies, entities or agents or interfere with their work, including in connection with regulatory agencies and inspection bodies of the Brazilian financial system. • Receive or offer any gifts, presents and hospitality in cash or cash equivalents, such as PIX transfers, gift cards, shares, loans, payment of lavish rentals or vacations. • Receive gifts, presents and hospitality from the same supplier, partner or third party more than twice (2) in a period of twelve (12) months, observing the necessary approvals defined. 32 Cosan’s Code of Conduct

Remember: In case of doubts, check our Policies available on our corporate website. Employees will be instructed by their direct leadership and the Legal Compliance area to interrupt immediately any conduct deemed improper by the Cosan Group’s Code of Conduct, policies, procedures and principles. DISCIPLINARY MEASURES Read the policies Cosan’s Code of Conduct 33

How to guide your ACTIONS and decisions Decision-making test - questions to ask yourself If you, Employee or Third Party, have read the Code of Conduct and have doubts about what decision to take in a situation established in our internal guidelines, you can ask yourself the following questions:

Am I acting in accordance with the internal guidelines (Code of Conduct, Policies and Procedures) and legal requirements? Would I maintain my decision if it became public? If this was not my doubt but another Employee’s doubt, would I recommend them the same decision in a similar case? What would my family and people close to me think of this decision? Do I accept this decision even if someone else is affected by it? *If the answers to all questions confirm the decision, then it is probably in line with our principles. Otherwise, if you still have doubts, contact the channels indicated in this Code of Conduct.

THE ROLE OF LEADERSHIP QUICK GUIDE FOR LEADERS TO BUILD ETHICS AND INTEGRITY IN THEIR TEAM: • Talk to your team about ethical behavior. • Show them that the Cosan Group expects the entire team to comply with policies, laws and regulations. • Know to listen to your team respectfully and be open even in complex situations. • Do the right thing, set an example and show them how you guide your decisions. • Answer respectfully and take your Employees’ concerns seriously, even if you do not agree with them. Demonstrate your commitment to the cause in question. • Be an example of ethical behavior, ensuring that Our People under you comply with the guidelines of the Code of Conduct. • Encourage your Employees to take the training on this Code and other Policies, which will be conducted periodically Cosan Group leaders are responsible for helping to build ethical practices and a healthy environment based on this Code. A leader’s decisions and how they handle concerns, opinions and bad news will be decisive in building trust among their teams. The role of leaders is vital for the success of the team. In the mission to achieve the right way to do, the right example is the best way. 36 Cosan’s Code of Conduct

At the Cosan Group, we all are responsible for complying with the Code of Conduct. If you, as leader, do not know how to address a problem or you think it deserves a different path, talk to the Legal Compliance area. Cosan’s Code of Conduct 37

The ethics channel is for everyone A place to report with guarantee of non-retaliation

One of the goals of the Ethics Channel is to complement the guidelines established in the Code of Conduct. The Cosan Group does not tolerate retaliation against anyone, internal or external, who reports any known or suspected violation of the policies or the Code of Conduct, and guarantees confidentiality of the identity of anyone who reports such violation. The practice of retaliation will be subject to disciplinary measures that could result in termination of the Cosan Group Employee or of the contract, as applicable. When you conclude your complaint in the Ethics Channel, you will receive a case number to follow up your complaint. Remember to write this number in a safe place. Important: You can file a complaint, anonymously and with full confidentiality of your complaint, in the Ethics Channel, which is run by an outsourced company recognized internationally. The Ethics Channel can be accessed through the following button: You can also do it by calling 0800-725-0039. Complaints are sorted and sent to the Company for the relevant areas to handle them adequately according to their classification. What should you do when you become aware of or suspect any misconduct? File a complaint

Approval Authorities Doing the right thing, even when no one is looking, is a source of pride for us. Our greatest capital is Our People. We have built a solid team that does not abdicate ethical behavior and commitment to the community, whether or not when it is being watched. Closing Message The Board of Directors is responsible for approving and revising the Code of Conduct periodically and in accordance with the Bylaws.

No matter the challenges and obstacles, collaborate with your team and always act for the well-being of coworkers, consumers, partners and shareholders. Correct attitudes are a source of price and celebration for all teams. Doing the right thing is collaborating and helping each other. After all, our success and the success of Our People directly reflect on the quality we aim to deliver to our stakeholders and communities impacted by the Cosan Group. We’re counting on you! You can count on us! Whenever needed, read and practice this Code as a valuable tool.

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